Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Howard Hughes Holding Inc. pertaining to the Howard Hughes Holding Inc. 2020 Equity Incentive Plan of our report dated February 27, 2023, with respect to the consolidated financial statements of The Howard Hughes Corporation and the effectiveness of internal control over financial reporting of The Howard Hughes Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ KPMG LLP

Dallas, Texas

August 11, 2023